UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 8, 2008 (June 30, 2008)
[Date of Report (Date of earliest event reported)]

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-32421	58-2342021
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718, New York, New York 10170
(Address of principal executive offices, including zip code)

(212) 201-2400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act [17 CFR 240.14d-2(b)]
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act [17 CFR 240.13e-4(c)]

ITEM 1.01: Entry into a Material Definitive Agreement

On June 30, 2008, Fusion Telecommunications International, Inc. (the "Company") entered into material agreement(s) described under Item 3.02 and incorporated by reference under Item 3.02 below.

ITEM 3.02: Unregistered Sales of Equity Securities

On June 30, 2008, the Company entered into subscription agreements(1) with two (2) individual investors and sold 416,668 shares of Common Stock in consideration for $125,000. In addition, the Company issued five–year warrants to purchase 208,334 shares of Common Stock exercisable at $.36 per share, which was equal to 120% of the closing price of the Company’s Common Stock the business day before closing.

The securities described above were offered by the Company and no commission or similar remuneration was paid in connection with the sales.  Each of the investors represented that it was an “accredited investor” and was acquiring the securities for its own account, for investment purposes only and acknowledged that the securities were not registered under Federal or State securities laws and that the securities could not be transferred or disposed of absent such registration or the availability of an applicable exemption from registration.  In addition, each certificate evidencing the securities bears or will bear a legend describing the restrictions on transferability under applicable law. No general solicitation or advertising was used in connection with this offering. The securities were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations there under including Rule 506 of Regulation D.

The proceeds of the offering will primarily be used for general corporate purposes.

The Company is obligated to use its best efforts to file a registration statement with the Securities and Exchange Commission including the warrants within 60 days of the date hereof.

(1) Incorporated by reference to Exhibit 10.1 and 10.2 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2008.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Fusion Telecommunications International, Inc.
July 8, 2008	By:	/s/ Matthew D. Rosen Matthew D. Rosen, Chief Executive Officer
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